EXHIBIT 10.1
Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis MN 55402-8773

July 1, 2009

Hawk Uranium Inc. Attn: Vance White 2500 – 120 Adelaide St. W Toronto, ON M5H 1T1 CANADA

Re:
Payment in Satisfaction of certain Management Services Agreements by and between Wits Basin Precious Minerals Inc. (“Wits Basin”) and Hawk Uranium Inc. (“Hawk”), and Extension of Promissory Note Maturity Date

Dear Vance:

Reference is made herein to (i) that certain Management Services Agreement dated August 28, 2007 by and between Wits Basin and Hawk, (ii) that certain Management Services Agreement dated January 22, 2008 by and between Wits Basin and Hawk (the agreements in (i) and (ii) collectively referred to as the “Management Services Agreements”) and (iii) that certain Promissory Note of Wits Basin dated November 12, 2008 issued in favor of Hawk in the principal amount of $60,000 (the “Note”).  All capitalized terms not defined herein shall have the meaning provided in the Management Services Agreements and Note, respectively.

Wits and Hawk agree that all amounts due and payable under the Management Services Agreements, including any interest or penalties that may have accrued thereunder, will be paid and settled in full through 3,218,878 unregistered and restricted shares of Wits Basin common stock (the “Shares”), which Shares Wits must issue and deliver to Hawk on or before the Due Date (as hereinafter defined).

With respect to the Note, the parties hereto hereby agree that upon the delivery by Wits to Hawk of the Warrant (as hereinafter defined) on or before the Due Date, the Maturity Date applicable to the Note will be extended to August 31, 2009.  Furthermore, Wits covenants with Hawk that with respect to any proceeds in excess of an aggregate of $300,000 (the “Minimum Raise”) received prior to August 31, 2009 by Wits Basin from (x) the sale of equity of Wits Basin, (y) an increase in the principal amount of any loan made by Wits Basin that is outstanding on the date hereof or (z) a loan that is made by Wits Basin that is not outstanding on the date hereof, Wits Basin shall, within two (2) business days of the close of such sale, loan or loan increase, make a payment under the Note to Hawk in an amount equal to the lesser of (i) twenty-five percent (25%) of the gross proceeds to Wits Basin from such sale, loan or loan increase in excess of the Minimum Raise and (ii) the outstanding balance of the Note; provided that, a refinancing by Wits Basin of any then currently outstanding debt (in an amount equal to or less than such outstanding debt) shall not require a payment to Hawk under this provision.  Wits Basin and Hawk agree that the consideration for the amendments to the terms of the Note shall be comprised of a cashless five-year warrant issued to Hawk to purchase 150,000 shares of Wits Basin common stock at an exercise price of $0.15 per share (the “Warrant”), which Warrant must be delivered to Hawk on or before the Due Date.

In consideration of the terms hereof, with respect to any shares of Wits Basin common stock held by Hawk (including, without limitation, shares issued hereunder and shares issuable upon exercise of the Warrant), Hawk hereby agrees to give Wits Basin at least three (3) business days prior written notice of its intent to sell such shares (each such notice being a “Sale Notice”) and provide Wits Basin a right to purchase such shares at the then-current market price.  In the event Wits Basin does not notify Hawk within three (3) business days of its receipt of notice from Hawk of Wits Basin’s intent to purchase such shares for cash from Hawk on the terms specified and complete such purchase within ten (10) calendar days of the Sale Notice, Hawk shall be entitled to proceed with the sale of the number of shares specified in the Sale Notice, provided such sale by Hawk must occur (a) within the thirty (30) days following the original notice or, (b) if Wits Basin responds to a Sale Notice by notifying Hawk of its intention to purchase the applicable shares of Wits Basin and then fails to complete such sale within ten (10) calendar days of the Sale Notice, then within the forty (40) days following the Sale Notice.

In consideration of the terms hereof, and specifically of the right extended by Hawk to Wits Basin under the preceding paragraph, Wits Basin undertakes that if Hawk provides Wits Basin and its transfer agent with required representations and documents in support of a request that any legend be removed from any certificate or instrument representing any of the securities of Wits Basin held by Hawk from time to time, it shall cause its counsel to forthwith issue an opinion to Wits Basin’s transfer agent authorizing the removal of such legend.  In addition, Wits Basin confirms that the security interest granted to Hawk under the Note, as well as the assets of Wits Basin that are subject to such security interest, have not, since the issue date of the Note, been further encumbered or modified, and until repayment of the Note (including any interest and other fees due thereon) in full, it will not enter into any agreement or take any other action that does or will give rise to a further encumbrance or modification.

Except with respect to the terms explicitly set forth herein, the terms of the Note shall continue to be in full force and effect as set forth therein.  By execution of this Agreement, Hawk represents that it has not sold or otherwise transferred its rights under the Note or Management Services Agreements to any third party.  Hawk further acknowledges and agrees that, subject to the performance of the terms hereof and with the exception of the outstanding obligations of Wits Basin under the Note, that Wits Basin and its affiliates (other than Vance White) have no indebtedness or further obligations to Hawk of any nature, whether pursuant to the Management Services Agreements or otherwise.

If the terms of this Agreement are consistent with your understanding, please execute where provided below to confirm Hawk’s acceptance of the terms hereof, and return it to Wits Basin Precious Minerals Inc. at 900 IDS Center, 80 South 8th Street, Minneapolis Minnesota 55402-8773, Attention:  Mark Dacko, or by fax to (612) 395-5276, Attention:  Mark Dacko.  Wits Basin shall deliver the Shares and Warrant to Hawk within five (5) business days of its receipt of the countersigned Letter Agreement (the fifth (5th) business day after receipt of the countersigned Letter Agreement being the “Due Date”).

The parties agree that if the Shares and Warrant are not delivered to Hawk on or before the Due Date, this Letter Agreement shall be null and void.

If you have any questions, please feel free to contact Stephen King at (678) 222-0291 or me at (612) 349-5277.   Thank you.

Sincerely,

/s/ Mark D. Dacko

Mark D. Dacko
Chief Financial Officer

Agreed as of the 1st day of July, 2009 by:

Hawk Uranium Inc. By: /s/ H. Vance White Its: President